Exhibit  17.1     Resignation  letter  dated  July 10, 2001 from Christopher St.
                  Laurent.


VISTA
ANALYTICS, LLC
Back Office Solutions for Financial Advisors


                                                           Tuesday, July 10,2001


Kent  Watts
Hyperdynamics
9700 Bissonnet, Suite 1700
Houston,  TX  77036

Dear  Kent:

Effective immediately, I hereby submit my resignation from the Board of Directors of Hyperdynamics Corporation (HYPD). My resignation comes in light of recent actions taken by the board that I do not believe to be in the best interest of all shareholders. I found the recent decision by a majority of the board to acquire ASACK Corp and SCS Corp to be a serious conflict of interest on your behalf and on behalf of Mike Watts (Hyperdynamics's company consultant). Seeing your reluctance to work constructively with all board members and blindly pushing your own agenda, I no longer wish to be associated with Hyperdynamics.


                                                    Sincerely,



                                                    Christopher St. Laurent
                                                    Managing Partner


Cc: Harry Briers
Cc: Bob Hill
Cc: Daren Lumar
Cc: Bobby Axlerod
Cc: David Hearth




        ONE SUGAR CREEK CENTER BLVD., SUITE 1075 SUGAR LAND / TEXAS 77478


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